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                                                                Exhibit: 10.12FT

                              CONSULTING AGREEMENT

This Agreement, dated January 5, 1998, is made by and between Manmohan Singh Bhatia ("Consultant") and Little Tiger Press USA, L.L.C., a New York limited liability company ("Company").

         1. APPOINTMENT; DUTIES. Company hereby hires and appoints Consultant for the performance of services in connection with the publishing by Company of certain materials to be published by Company, and Consultant hereby accepts such appointment from Company, during the term of this Agreement, upon the terms and subject to the conditions set forth below. Consultant shall supervise and as necessary perform, manage and administer all aspects of Company's publishing operations. Consultant's duties shall be subject to the direction and control of the Management Committee of Company. Notwithstanding the foregoing, and not in limitation of the generality of the foregoing, Consultant's duties shall include establishing a Chicago office for Company, and substantial efforts toward the development of United States publication titles to be released in the Spring of 1999.

         2. ACTIVITIES RELATING TO THE COMPANY'S BUSINESS. At all times during the term of this Agreement, Consultant shall devote that portion of his energies, interest, abilities and productive time to the performance of his duties and responsibilities hereunder as necessary or appropriate for the efficient and successful operation of the business of Company. During the term of this Agreement, and for a period of two (2) years thereafter, Consultant shall not, without the prior written consent of Company, which consent may be withheld for any or no reason, directly or indirectly, own, manage, operate, control, be employed by, participate in, render services to, make loans to, or be connected in any manner with the ownership, management, operation, or control of any business operation located in North America, or any other country in which Company, or any of its subsidiaries, does business or intends to do business, which business operation publishes hard cover books, soft cover books, board books, or flap books.

         In the event of any actual or threatened breach of the provisions of this Section, Company shall be entitled to an injunction restraining the actual or threatened breach. The parties further agree that should Consultant violate the provisions of this Section, Consultant shall be liable to Company for, in addition to any amounts pursuant to other remedies available against Consultant, two (2) times the greater of the amount of profit earned by Consultant as a result of the violation and the amount of profit which would have been earned by Company from the activities causing the violation had Company conducted said activities, plus interest on said greater amount from the date of the violating activities until paid, as liquidated damages for only Company's loss of potential profits. Said interest shall be calculated at the lesser of: (i) eighteen percent (18%) per annum, and (ii) the highest rate of interest permitted by applicable law. Nothing in this Section shall be construed as prohibiting Company from pursuing any other available remedies for such breach or threatened breach, including pursuing a recovery for damages. The parties agree that the liquidated damages provisions set out above do not constitute a penalty, but rather reflect the estimate of the parties as to the actual damages, including loss of profits, Company might or is likely to incur in the event of a violation of the restrictions appearing herein.
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         Consultant shall not, during the term of this Agreement and for a period of two (2) years thereafter, without the prior written consent of Company, which consent may be withheld for any reason, directly or indirectly induce, encourage or solicit or assist any person who was or is employed (whether as employee or as independent contractor) by Company, during the time period described above in this sentence, to leave Company's employ. If Consultant has any control over, or responsibility with respect to, the hiring of employees, agents or consultants at any facility or with any other employer, Consultant shall do everything in Consultant's power to preclude the hiring of or retention by such other employer or facility of any individual who was employed by Company during the period of time described in the beginning of the proceeding sentence.

         Consultant acknowledges and agrees that the restrictions contained in this Agreement, including but not limited to time period, scope, and geographical area restrictions, are fair and reasonable and necessary for the successful operation of Company, that violation of any of them would cause irreparable injury, and that the restrictions contained herein are not unreasonably restrictive of Consultant's ability to earn a living. If the scope of any restriction in this Section is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be modified judicially or by arbitration in any proceeding brought to enforce such restriction. Consultant acknowledges and agrees that remedies at law for any breach or violation of the provisions of this Section would alone be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in connection with such violations, without the necessity of proof of actual damage, and such remedies shall be in addition to other remedies and rights Company may have at law or in equity. Consultant agrees that Company shall not be required to give notice or post any bond in connection with applying for or obtaining any such injunctive relief.

         The parties acknowledge and agree that the covenants in this Section shall be construed as an agreement independent of any other provision of this Agreement so that the existence of any claim or cause of action by Consultant against Company, whether predicated on this Section or otherwise, shall not constitute a defense to the enforcement of this Section.

         This Agreement was specifically bargained for as a material portion of the formation of Company. Consultant is an owner of Company. The consideration includes, without limitation, the financial benefits received by Consultant from said formation.

         3. CONFIDENTIALITY AGREEMENTS. The obligations of the Consultant and the rights of Company set forth herein are in addition to those set forth in a certain Confidentiality Agreement executed by Consultant (the "Confidentiality Agreement").

         4. REPRESENTATIONS AND WARRANTIES. Consultant represents and warrants to and covenants with Company that: (a) he has furnished to Company a true and correct copy of any agreements with any prior Company in the securities industry and is subject to no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the


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performance of his duties hereunder, or any rights of Company hereunder or under the Confidentiality Agreement, (b) upon information and belief, there are no regulatory, self-regulatory, administrative, civil or criminal matters past or present, affecting the employment of Consultant by Company.

5.       COMPENSATION.

         (a) Consultant will receive annual compensation of $100,000 (the "Base Compensation") for each year during the term of this Agreement. Such compensation shall be payable in equal periodic installments not less frequently than monthly.

         (b) Consultant shall be entitled to additional compensation as follows if the performance criteria set forth below are satisfied:

                  (i) If the Gross Sales (defined below) of the Company for the calendar year 1998 exceed $2,000,000.00, then Consultant shall, if Consultant is employed by Company under this Agreement on December 31, 1998, be entitled to be paid (by January 31, 1999) an amount equal to six percent (6%) of the amount by which said Gross Sales exceed $2,000,000.00. For example, if said Gross Sales are $2,100,000.00, then the payment would be $6,000.00.

                  (ii) If the Gross Sales (defined below) of the Company for the calendar year 1999 exceed $2,000,000.00, then Consultant shall, if Consultant is employed by Company under this Agreement on December 31, 1999, be entitled to be paid (by January 31, 2000) an amount equal to three percent (3%) of the amount by which said Gross Sales exceed $2,000,000.00. For example, if said Gross Sales are $2,100,000.00, then the payment would be $3,000.00.

                  In addition to the foregoing, if the Gross Sales of the Company for the calendar year 1999 exceed $3,000,000.00, then Consultant shall, if Consultant is employed by Company under this Agreement on December 31, 1999, receive (by January 31, 2000) additional compensation in the amount of $100,000.00.

                  (iii) If the Gross Sales (defined below) of the Company for the calendar year 2000 exceed the Gross Sales for the calendar year 1999, then Consultant shall, if Consultant is employed by Company under this Agreement on December 31, 2000, be entitled to be paid (by January 31, 2001) an amount equal to three percent (3%) of the excess of the Gross Sales for calendar year 2000 over the Gross Sales for the calendar year 1999. For example, if the Gross Sales for the year 2000 are $3,000,000.00, and the Gross Sales for 1999 were 2,600,000.00, then the payment would be $12,000.00.

                  In addition to the foregoing, if the Gross Sales of the Company for the calendar year 2000 exceed $4,000,000.00, then Consultant shall, if Consultant is



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         employed by Company under this Agreement on December 31, 2000, receive
         (by January 31, 2001) additional compensation in the amount of $150,000.00.

     The term "Gross Sales" as used herein shall mean gross sales minus all returns and allowances, calculated on an accrual basis.

6. REIMBURSEMENTS. Company shall pay or reimburse Consultant for all out-of-pocket expenses for travel, meals, hotel accommodations and the like reasonably incurred by him in accordance with Company's policies and directives (including any required prior approvals) for such expenses in connection with the performance of Company's business, each such payment for reimbursement to be made upon submission of a statement and evidence documenting such expenses as required by Company.

7. TERM. The term of this Agreement shall commence as specified in Section 15 below, and shall continue in effect until December 31, 2000, or until such time as terminated as provided in paragraphs 8, 9, 10 and/or 11. Upon termination of this agreement pursuant to paragraphs 8 or 9, Company's sole obligation to Consultant shall be to pay all salary and stock options, if any, accrued by him up to the date of such termination. Upon termination of this Agreement, Consultant's obligations under the Confidentiality Agreement shall survive.

8. TERMINATION UPON DEATH. In the event of the death of Consultant, the employment of, and this Agreement with respect to, such deceased Consultant shall be terminated; provided always that Company shall pay any accrued compensation as of the date of termination to the legal representative of Consultant's estate.

9. TERMINATION FOR DISABILITY. Company may terminate the employment of, and this Agreement with respect to, Consultant if Consultant becomes disabled, including disability by reason of any emotional or mental disorders, physical diseases or injuries, and as a result of such disability is unable to work on a full-time basis for a continuous period of two months or more or any two months in a twenty-four month period. Upon such termination, Company shall have no further liability to Consultant hereunder, except to pay any accrued compensation as of the termination date. Upon such termination, Consultant's obligation to Company under the Confidentiality Agreement shall survive.

10. TERMINATION FOR CAUSE. Company may terminate the employment of, and this Agreement with respect to, Consultant if: (a) Consultant breaches his fiduciary duties to Company or is guilty of fraud or willful malfeasance, (b) Consultant materially breaches any representation, warranty, covenant or agreement contained in this Agreement or fails to perform any of the obligations under this Agreement or duties assigned to him pursuant to this Agreement or otherwise by Company, (c) Consultant materially misrepresents any statement to Company,
(d) Consultant is convicted of a crime involving moral turpitude or a felony,
(e) Consultant knowingly commits a material violation of any law, rule, regulation or by-law of a securities exchange or association or other regulatory or self-regulatory body or agency applicable to any general policy or directive of Company communicated in writing to Consultant, (f) Consultant


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fails to follow reasonable instructions and/or policies of Company's Management
Committee, or (g) Consultant terminates this Agreement at any time.

         Upon termination of this Agreement pursuant to this paragraph 10, Company's sole obligation to Consultant shall be to pay all accrued compensation.

         Upon such termination, Consultant's obligation to Company under the Confidentiality Agreement shall survive.

11. TERMINATION OTHER THAN FOR CAUSE. Company retains the right to terminate this Agreement and/or Consultant's employment for cause as set forth in paragraph 10, and notwithstanding anything to the contrary in this Agreement, Company shall have the right to terminate this Agreement and/or Consultant's employment hereunder at any time for any reason other than for cause. In such event, Company shall pay to Consultant all compensation accrued during the term of the Agreement through the termination date, and Company shall remain obligated to pay Consultant salary through December 31 of the calendar year in which the termination occurred, at the level of the Base Compensation at the time of termination, as the compensation accrues between the termination date and said December 31 (i.e., it is not payable in one lump sum at the date of termination). The Base Compensation so payable does not include any compensation under subparagraph 5(b) above. Consultant's obligation to Company under the Confidentiality Agreement shall survive.

         Consultant shall provide Company at least sixty (60) days notice of Consultant's termination of this Agreement.

12. SUCCESSORS AND ASSIGNS. The rights and obligations of Company hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Company; provided, however, that Company's obligations or liabilities hereunder may not be assigned without the prior written approval of Consultant, except to an affiliate of Company (which assignment shall not release Company from its obligations to Consultant hereunder) or to a successor to all or substantially all of Company's assets, business or ownership interests, that agrees to be bound hereby. This Agreement is personal to the Consultant and may not be assigned by Consultant.

13. AMENDMENT OR WAIVER. This Agreement may not be amended or modified except by an agreement in writing duly executed by Consultant and by all of the "Members" of Company. The failure of Company, on the one hand, or Consultant, on the other hand, at any time to enforce performance by the other of any provision of this Agreement shall in no way affect Company's or the Consultant's, as the case may be, rights thereafter to enforce the same, nor shall the waiver by Company, on the one hand, or Consultant, on the other hand, of any breach of any provision hereof be deeded to be a waiver by Company or Consultant, as the case may be, of any other breach of the same or any other provision hereof.

14. ARBITRATION. Except as set forth in the Confidentiality Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled in


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Arizona by arbitration in accordance with the rules of the American Arbitration
Association. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof.

15. EFFECTIVE DATE; CONTINGENCIES. The obligations of the parties under this Agreement are conditional upon the happening of the "Contingency Expiration Date," as that term is defined in Section 10.1 of that certain Operating Agreement, dated of even date with this Agreement, relating to the formation of the Company by Futech Educational Products, Inc. and Magi Publications. The obligations of the parties under this Agreement, including the obligations of Consultant to render services and Company to pay compensation, shall commence as of said Contingency Expiration Date.

16. NATURE OF RELATIONSHIP. The relationship the parties intend to create by this Agreement is that of principal and independent contractor, and nothing herein is intended, nor shall it be construed, to create a relationship of partnership, joint venture, or employer/employee between the parties. Company shall not have the right to direct the specific activities or practices of Consultant, nor the manner in which Consultant conducts himself, but Company will have the right to direct the results of Consultant's efforts expended under this Agreement. Consultant, as a self-employed individual, shall be responsible for the payment of Consultant's own State and Federal income tax and self-employment tax, and acknowledges that Consultant will not be entitled to unemployment or worker's compensation benefits, holiday pay, sick or vacation pay, health insurance, credit toward participation in a pension or profit sharing plan of Company, or any other benefits to which any employees of the Company may be or become entitled. Company will not withhold, and/or pay, or be responsible to withhold and/or pay, any such taxes or benefits, or any penalties or interest thereon.

17. MISCELLANEOUS. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. This Agreement shall be constructed, interpreted and enforced in accordance with the laws of the State of Arizona, without giving effect to the conflict of laws rules thereof. The parties agree that the State of Arizona shall have sole and exclusive jurisdiction and venue over the parties and any disputes arising under or otherwise relating to this Agreement. This Agreement contains all of the terms and conditions agreed to by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, except those set forth in the Confidentiality Agreement.

         DATED the date first hereinabove written.

              CONSULTANT:            /s/ Manmohan Singh Bhatia
                                     ---------------------------------
                                     Manmohan Singh Bhatia




              COMPANY: Little Tiger Press USA, L.L.C., a New York limited liability company


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                              By: Futech Educational Products, Inc., an
                                  Arizona corporation, Member

                                      By:  /s/ Vincent W. Goett
                                      --------------------------------------
                                       Vincent W. Goett, CEO

                                      By: Magi Publications, partnership, Member


                                      By: /s/ Manmohan Singh Bhatia
                                         -----------------------------------
                                          Manmohan Singh Bhatia, Partner


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